UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 1, 2008 (June 26, 2008)
The Scotts Miracle-Gro Company
(Exact name of registrant as specified in its charter)

Ohio	1-13292	31-1414921

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14111 Scottslawn Road, Marysville, Ohio 43041

(Address of principal executive offices) (Zip Code)

(937) 644-0011

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure
On June 26, 2008, The Scotts Miracle-Gro Company (the “Company”) received a Stop Sale, Use or Removal Order (the “stop sale order”) from the U.S. Environmental Protection Agency (“USEPA”) with respect to the Company’s Ortho® Home Defense® Indoor & Outdoor Insect Killer, which includes Ortho® Home Defense Max® Perimeter & Indoor Insect Killer (“Ortho Home Defense Max”). These products collectively represent approximately $20 million in sales for the remainder of the Company’s fiscal year.
The Company had previously notified the USEPA of a labeling discrepancy related to these products as the Company continues to voluntarily cooperate with the previously disclosed USEPA and U.S. Department of Justice investigation related to some of the Company’s product registrations. The Company believes a former associate deliberately circumvented the Company’s policies and USEPA regulations.
The products that are subject to the stop sale order are registered with the USEPA. The Company believes the issues that prompted the stop sale order are related to administrative concerns with the product labels. The USEPA stop sale order currently prohibits the Company from shipping the affected products but does not prevent retailers from selling existing inventory and does not affect consumers’ continued use of products that have been previously purchased. The Company is engaged in ongoing discussions with the USEPA to promptly resolve all issues with respect to the Ortho Home Defense Max labels so that the Company can promptly recommence shipping of the affected products.
For more information with respect to additional risks and uncertainties the Company may face in connection with the USEPA investigation and the related criminal investigation by the U.S. Department of Justice, please see the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SCOTTS MIRACLE-GRO COMPANY
Dated: July 1, 2008	By:	/s/ Vincent C. Brockman
Printed Name: Vincent C. Brockman
		Title:	Executive Vice President, General Counsel and Corporate Secretary